EXHIBIT (99)

                   [National Auto Finance Company, Inc. Logo]

Contact: Roy E. Tipton                       Keith B. Stein
         President                           Vice Chairman
         (800) 999-7535                      (800) 533-8573



                       NATIONAL AUTO FINANCE COMPANY, INC.
                 ANNOUNCES THE APPOINTMENT OF TWO NEW DIRECTORS


BOCA RATON, Fla. (February 4, 1998) National Auto Finance Company, Inc. (Nasdaq/NM:NAFI) has named Joseph P. Donlan and David W. Young to its Board of Directors, increasing the number of directors to eight. The addition of the two board seats was made in conjunction with the previously announced $50 million private placement transaction with The 1818 Mezzanine Fund L.P., an investment fund sponsored by Brown Brothers Harriman & Co., The Progressive Corporation and ManuLife Capital, an affiliate of Manufacturers Life Insurance Company (U.S.A.).

     Mr. Donlan, who has over 27 years of experience with Brown Brothers Harriman & Co., is currently co-manager of The 1818 Mezzanine Fund L.P., a $250 million private equity fund. Prior to his current position, Donlan was the Manager of Brown Brothers' USBanking Department with responsibility for managing five banking groups engaged in international trade finance, domestic commercial finance, financial advisory service and private placement activities. He has a Bachelor of Arts in Economics from Georgetown University and a Master of Business Administration from Rutgers University Graduate School of Business.

     Mr. Young currently is Chief Investment Officer of Progressive Partners, Inc., a $5.5 billion investment portfolio for The Progressive Corporation, a $6.5 billion property and casualty company. The portfolio includes fixed-income, equity, high-yield and alternative investments. Prior to joining Progressive in 1988, Young was a Vice President with Salomon Brothers, Inc. He holds a Bachelor of Arts degree from Rutgers.

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NAFI Appoints Two New Directors
Page 2
February 4,1998
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     "Both of these  gentlemen  bring to our Board an excellent  combination  of financial knowledge and business experience," said Gary Shapiro, chairman of the Company. "We look forward to working with them and benefiting from their expertise."

     National Auto Finance is a specialized consumer finance company engaged in the purchase, securitization and servicing of automobile loans primarily originated by manufacturer-franchised automobile dealers for non-prime consumers. The Company markets its products and services to dealers through the efforts of its direct sales force and through strategic referral and marketing alliances with financial and other institutions that have established relationships with dealers, including an exclusive referral agreement with First Union National Bank, a subsidiary of First Union Corporation. The Company has contractual relationships with approximately 2,140 dealers in 30 states.

     This news release contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions, which are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those anticipated. Primary factors that could cause actual results to differ include the availability of financing on terms and conditions acceptable to the Company, the ability of the Company to securitize its finance contracts in the asset-backed securities market on terms and conditions acceptable to the Company, and changes in the quality or composition of the serviced loan receivable portfolio. Certain of these as well as other factors are described in more detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and in certain other reports filed by the Company with the Securities and Exchange Commission in fiscal year 1997.

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